EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Revenues of $3.4 Million and Net Loss of $70,000 for First Quarter of Fiscal 2015

•	Net loss of $70,000, reduced $1.6 million from same period last year
•	Oculus owns two million shares of Ruthigen (NASDAQ:RTGN)
•	Net worth of $13.4 million, up $10.8 million from June 30, 2013
•	Cash position of $5 million with $64,000 in debt

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif.--(August 7, 2014)--Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial results for the first quarter of fiscal year 2015, ended June 30, 2014. Total revenue was $3.4 million for the first quarter, up 1%, as compared to the same period in the prior year. Total product revenue was up 1%, with increases in Europe, Mexico, the Middle East, India and Singapore, offset by decreases in the United States and China.

"We are disappointed with a mere one percent increase in revenues over the previous year,”

said Jim Schutz, Oculus’ CEO. "To accelerate our growth this year and beyond, the team is preparing to launch five new products in the United States and an additional four new products in Mexico, Europe and the rest of the world. In addition, we are in active discussions with multiple animal healthcare companies that are interested in taking our best-in-class Microcyn-based animal healthcare products forward.”

Results for the Three Months Ended June 30, 2014

Revenue in Mexico for the three months ended June 30, 2014 increased $46,000, or 3%, when compared to the same period in the prior year, with a 9% increase in units sold. Additionally, for the three months ended June 30, 2014 and 2013, $375,000 was recognized in each quarter related to the amortization of upfront license fees paid by More Pharma, Oculus’ Latin American sales partner.

Revenue in Europe and the ‘Rest of World’ for the three months ended June 30, 2014, increased $265,000, or 65%, as compared to the same period in the prior year, with increases in Europe, the Middle East and Singapore, partially offset by slight declines in China and India. The increases are largely the result of multiple new advanced wound care products, including Oculus’ first European gel product, as well as the addition of new European distributors.

Product revenue in the United States for the three months ended June 30, 2014, was down 22% from the same period last year, with lower sales in animal healthcare and dermatology, partially offset by increased sales of advanced wound care products used in hospitals. Oculus recorded revenue in the amounts of $528,000 and $741,000, for the three months ended June 30, 2014 and 2013, respectively, from Oculus’ animal healthcare partner, Innovacyn. The decrease was caused by a reduction in average selling price and unit volume, the result of increased competition and the partial transition to a new supplier. The sales in the dermatology market were lower than the same period last year due to the discontinuance of a distributor, while sales to Oculus’ primary distributor were up from the same period last year.

Oculus reported gross profit related to product sales of $1.8 million, or 58% of product revenues, during the three months ended June 30, 2014, as compared to a gross profit of $2.1 million, or 68% of product revenues, for the same period in the prior year. Gross margins were down due to the decline of margins in the United States related to decreases in U.S. sales related to animal healthcare and human dermatology.

Total operating expenses increased by $94,000, or 3%, to $3.4 million for the three months ended June 30, 2014, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the first quarter of fiscal 2015 were $3.0 million, up $46,000, when compared to the same period in the prior year. The increase in operating expenses, minus non-cash expenses, was due to higher sales, marketing and administrative expenses in U.S., Mexico and Europe, partially offset by lower expenses related to the company’s subsidiary, Ruthigen.

Research and development expenses were $439,000 for the three months ended June 30, 2014, down $68,000 from the same period last year, due to lower expenses of $175,000 incurred by Ruthigen. Selling, general and administrative expense of $3.0 million for the three months ended June 30, 2014 increased $162,000 over the same period last year, or 6%, largely related to an increase in sales, marketing and administrative expenses in the U.S, Mexico and Europe.

Loss from operations minus non-cash expenses of $1.0 million for the three months ended June 30, 2014, increased by $286,000, as compared to the same period in the prior year, which was mostly due to the aforementioned higher operating expenses

Net loss for the three months ended June 30, 2014, was $70,000, a reduction of $1.6 million, as compared to the net loss of $1.7 million for the same period in the prior year. The decrease in net loss from the prior year is due to the mark-to-market adjustment of derivative liabilities related to outstanding common stock purchase warrants. Stock-based compensation charges were $451,000 and $347,000 for the quarters ended June 30, 2014, and 2013, respectively.

As of June 30, 2014, Oculus had unrestricted cash and cash equivalents of $5.0 million, as compared with $5.5 million at March 31, 2014.

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Conference Call

Oculus’ management will hold a conference call today to discuss first quarter fiscal 2015 results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 69819047. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Science is a global healthcare company that designs, manufactures and markets prescription and non-prescription products in 33 countries. The company's products are used to treat patients in surgical/advanced wound management, dermatology, women’s health and animal health markets; addressing the unmet medical needs of these markets, while raising the standard of patient care and lowering overall healthcare costs.  The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “accelerate,” “preparing,” and “launch,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2014. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,	March 31,
	2014	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$4,987	$5,480
Accounts receivable, net	1,954	1,790
Due from affiliate	–	537
Inventories, net	1,306	1,088
Prepaid expenses and other current assets	421	647
Total current assets	8,668	9,542
Property and equipment, net	946	971
Long-term investment, at cost	10,150	10,150
Other assets	115	128
Total assets	$19,879	$20,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$943	$736
Accrued expenses and other current liabilities	734	889
Deferred revenue	2,250	2,629
Current portion of long-term debt	63	143
Derivative liabilities	1,697	3,175
Total current liabilities	5,687	7,572
Deferred revenue, less current portion	787	1,152
Long-term debt	1	4
Total liabilities	6,475	8,728
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at June 30, 2014 (unaudited) and March 31, 2014, respectively
Common stock, $0.0001 par value; 14,285,715 shares authorized, 8,460,145 and 8,160,145 shares issued and outstanding at June 30, 2014 (unaudited) and March 31, 2014, respectively	1	1
Additional paid-in capital	150,544	149, 141
Accumulated other comprehensive loss	(3,061)	(3,069)
Accumulated deficit	(134,080)	(134,010)
Total stockholders’ equity	13,404	12,063
Total liabilities and stockholders’ equity	$19,879	$20,791

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2014	2013
Revenues	(unaudited)	(unaudited)
Product	$2,795	$2,721
Product licensing fees	375	433
Service	222	218
Total revenues	3,392	3,372
Cost of revenues
Product	1,322	1,021
Service	164	151
Total cost of revenues	1,486	1,172
Gross profit	1,906	2,200
Operating expenses
Research and development	439	507
Selling, general and administrative	2,981	2,819
Total operating expenses	3,420	3,326
Loss from operations	(1,514)	(1,126)
Interest expense	(3)	(250)
Interest income	–	1
Loss due to change in fair value of common stock	–	(309)
Gain due to change in fair value of derivative liabilities	1,478	–
Other expense, net	(31)	(28)
Net loss	$(70)	$(1,712)
Net loss per common share: basic and diluted	$(0.01)	$(0.26)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	8,346	6,619
Other comprehensive loss
Net loss	$(70)	$(1712)
Foreign currency translation adjustments	8	(99)
Comprehensive loss	$(62)	$(1,811)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

	Three Months Ended June 30,
	2014	2013
	(Unaudited)	(Unaudited)
(1) Loss from operations minus non-cash expenses (EBITDAS):

GAAP loss from operations as reported	$(1,514)	$(1,126)
Non-cash adjustments:
Stock-based compensation	451	347
Depreciation and amortization	64	65
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(999)	$(714)

(2) Net loss minus non-cash expenses:

GAAP net loss as reported	$(70)	$(1,712)
Non-cash adjustments:
Stock-based compensation	451	347
Depreciation and amortization	64	65
Loss due to change in fair value of common stock	–	309
Gain due to change in fair value of derivative instruments	(1,478)	–
Non-cash interest expense	–	167
Non-GAAP net loss minus non-cash expenses	$(1,033)	$(824)

(3) Operating expenses minus non-cash expenses:

GAAP operating expenses as reported	$3,420	$3,326
Non-cash adjustments:
Stock-based compensation	(387)	(322)
Depreciation and amortization	(12)	(29)
Non-GAAP operating expenses minus non-cash expenses	$3,021	$2,975

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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